Exhibit 10.12
AMENDED AND RESTATED OLIN CORPORATION
2021 LONG TERM INCENTIVE PLAN
(Codified as of January 1, 2025)

Section 1. Purpose.

The general purposes of the Olin Corporation 2021 Long Term Incentive Plan are to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align Participants’ interests with those of other shareholders of Olin Corporation through compensation that is based on Olin’s common stock; and thereby promote the long-term financial interest of Olin and its Affiliates, including growth in the value of Olin’s equity and enhancement of long-term shareholder return.

Section 2. Definitions.

As used in the Plan:

(a)“Affiliate” means any corporation, partnership, joint venture or other entity during any period in which Olin owns, directly or indirectly, at least 50% of the total voting or profits interest.

(b)“Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Other Stock-Based Award or Dividend Equivalent granted under the Plan.

(c)“Award Agreement” means any written or electronic agreement or other instrument or document evidencing an Award granted under the Plan, regardless of whether a Participant signature is required.

(d)“Board” means the Board of Directors of Olin, or if applicable following a Change in Control (described in Section 2(e)(iii)), the board of directors (or similar governing body in the case of an entity other than a corporation) of the Parent Entity (as defined in Section 2(e)(iii)) or, if there is no Parent Entity, the Surviving Entity (as defined in Section 2(e)(iii)).

(e)“Change in Control” means the occurrence of any of the following events:

(i)the Incumbent Directors cease for any reason to constitute at least a majority of the Board; or

(ii)any Person is or becomes a “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Olin representing 20% or more of the combined voting power of the Olin Voting Securities; provided, however, that the event described in this subsection (ii) shall not be deemed to be a Change in Control if such event results from any of the following: (A) the acquisition of Olin Voting Securities by Olin or any of its subsidiaries, (B) the acquisition of Olin Voting Securities directly from Olin; (C) the acquisition of Olin Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by Olin or any of its subsidiaries, (D) the acquisition of Olin Voting Securities by any underwriter temporarily holding securities pursuant to an offering of such securities, (E) the acquisition of Olin Voting Securities pursuant to a Non-Qualifying Transaction (as defined in Section 2(e)(iii)), or (F) the acquisition of Olin Voting Securities by Participant or any Group of Persons including Participant (or any entity controlled by Participant or any Group of Persons including Participant); or

(iii)the consummation of a Reorganization or a Sale, unless immediately following such Reorganization or Sale: (1) more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (x) Olin (or, if Olin ceases to exist, the entity resulting from such Reorganization), or, in the case of a Sale, the entity which has acquired all or substantially all of the assets of Olin (in either case, the “Surviving Entity”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of more than 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”), is represented by Olin Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which or for which such Olin Voting Securities were converted or exchanged pursuant to such Reorganization or Sale) with ownership of such Olin Voting Securities (or, if applicable, shares into which or for which such Olin Voting Securities were converted or exchanged pursuant to such Reorganization or Sale) continuing in substantially the same proportions as the ownership of Olin Voting Securities immediately prior to consummation of such Reorganization or Sale (excluding any outstanding voting securities of the Surviving Entity or Parent Entity that are held immediately following the consummation of such Reorganization or Sale as a result of ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than Olin or any of its subsidiaries), (2) no Person (other than any employee benefit plan (or related trust) sponsored or maintained by Olin, the Surviving Entity, or the Parent Entity), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the outstanding voting securities of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and (3) at least a majority of the members of the Board following the consummation of the Reorganization or Sale were, at the time of the approval by the Board of the execution of the initial agreement providing for such Reorganization or Sale (or, in the absence of any such agreement, at the time of approval by the Board of such Reorganization or Sale), Incumbent Directors (any Reorganization or Sale which satisfies all of the criteria specified in (1), (2) and (3) above being deemed to be a “Non-Qualifying Transaction”); provided, however, that if, in connection with a Reorganization or Sale that would otherwise be considered a Change in Control pursuant to this Plan, (I) the immediately preceding clause (3) is satisfied, (II) at least seventy-five percent (75%) of the individuals who were executive officers (within the meaning of Rule 3b-7 under the Exchange Act) of Olin immediately prior to consummation of such Reorganization or Sale become executive officers of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) immediately following such Reorganization or Sale, and (III) the Incumbent Directors at the time of approval by the Board of such Reorganization or Sale determine in good faith that such individuals are expected to remain executive officers for a significant period of time following such Reorganization or Sale, then such directors shall be permitted to determine by at least a two-thirds vote that such Reorganization or Sale shall not constitute a Change in Control of Olin for purposes of this Plan; or

(iv)the stockholders of Olin approve a plan of complete liquidation or dissolution of Olin.

Notwithstanding the foregoing, if any Person becomes the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of Olin Voting Securities solely as a result of the acquisition of Olin Voting Securities by Olin which reduces the number of Olin Voting Securities outstanding, such increased amount shall be deemed not to result in a Change in Control; provided, however, that if such Person subsequently becomes the beneficial owner, directly or indirectly, of additional Olin Voting Securities that increases the percentage of outstanding Olin Voting

Securities beneficially owned by such Person, a Change in Control of Olin shall then be deemed to occur.

(f)“Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(g)“Committee” means a committee of the Board designated by the Board to administer the Plan, each member of which is (i) “independent” under the New York Stock Exchange listing criteria, and (ii) a “non-employee director” for the purpose of Rule 16b-3, and, to the extent the Committee delegates authority to one or more individuals in accordance with the Plan, such individual(s).

(h)“Dividend Equivalent” means any right granted under Section 6(c)(ii) of the Plan.

(i)“Effective Date” means the date this 2021 Long Term Incentive Plan is approved by Olin’s shareholders.

(j)“Employee” means any employee of Olin or of an Affiliate designated as such on the applicable payroll records, regardless of whether an individual is subsequently retroactively reclassified as a common law employee of Olin or an Affiliate during the applicable period.

(k)“Exchange Act” means the Securities Exchange Act of 1934.

(l)“Fair Market Value” means, (i) with respect to shares of Olin common stock, a price that is based on the opening, closing, actual, high, low, average or mean selling prices of such common stock on the New York Stock Exchange as of the relevant date, or the last preceding trading date or the next succeeding trading date, if such Shares were not traded on such date, or an average of trading days, as determined by the Committee in its discretion; however, unless the Committee determines otherwise, Fair Market Value with respect to shares of Olin common stock shall mean the mean of the high and low sales price per share of such common stock as reported on the New York Stock Exchange as of the relevant date, or the last preceding trading date, if such Shares were not traded on such date, and, (ii) with respect to any other property (including, without limitation, securities other than Shares), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(m)“Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationship, or any person sharing the Participant’s household, other than a tenant or employee.

(n)“Good Reason Event” means:

(i)Olin (A) requires Participant to relocate Participant’s principal place of employment by more than fifty (50) miles from the location in effect immediately prior to the Change in Control and such relocation increases the commuting distance, on a daily basis, between Participant’s residence at the time of relocation and principal place of employment; or (B) requires Participant to travel on business to a substantially greater extent than, and inconsistent with, Participant’s travel requirements prior to the Change in Control (taking into account the number and/or duration (both with respect to airtime and overall time away from home) of such travel trips following the Change in Control as compared to a comparable period prior to the Change in Control);

(ii)Olin reduces Participant’s base salary as in effect immediately prior to the Change in Control;

(iii)Olin fails to substantially maintain its health, welfare and retirement benefit plans as in effect immediately prior to the Change in Control, unless arrangements (embodied in an on-going substitute or alternative plan) are then in effect to provide benefits that are substantially similar to those in effect immediately prior to the Change in Control; or

(iv)(A) Participant is assigned any duties inconsistent in any adverse respect with Participant’s position (including status, offices, titles and reporting lines), authority, duties or responsibilities immediately prior to the Change in Control or (B) Olin takes any action that results in a diminution in such position (including status, offices, titles and reporting lines), authority, duties or responsibilities or in a substantial reduction in any of the resources available to carry out any of Participant’s authorities, duties or responsibilities from those resources available immediately prior to the Change in Control.

(o)“Group” means Persons acting together for the purpose of acquiring Olin stock and includes owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Olin. If a Person owns stock in both Olin and another corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such Person is considered to be part of a Group only with respect to ownership prior to the merger or other transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time, or as a result of the same public offering.

(p)“Incentive Stock Option” means an option to purchase Shares granted under the Plan that is intended to meet the requirements of Section 422 of the Code.

(q)“Incumbent Directors” means those individuals who, on the Effective Date, constitute the Board; provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the directors who were, as of the date of such approval, Incumbent Directors, shall be an Incumbent Director; provided, however, that no individual initially appointed, elected or nominated as a director of Olin pursuant to an actual or threatened election contest with respect to directors or pursuant to any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director.

(r)“Non-Qualified Stock Option” means an option to purchase Shares granted under the Plan that is not intended to be (or does not meet the requirements of) an Incentive Stock Option.

(s)“Non-Qualifying Transaction” has the meaning set forth in the definition of Change in Control.

(t)“Olin” means Olin Corporation and any successor entity.

(u)“Olin Voting Securities” means Olin’s then outstanding securities eligible to vote for the election of the Board.

(v)“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(w)“Other Stock-Based Awards” means other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares).

(x)“Parent Entity” has the meaning set forth under the definition of Change in Control.

(y)“Participant” means an Employee granted an Award under the Plan.

(z)“Performance Share” means any grant of a right to receive Shares which is contingent on the achievement of performance or other objectives during a specified period.

(aa)“Person” has the meaning of such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(bb)“Plan” means this Olin Corporation 2021 Long Term Incentive Plan.

(cc)“Qualifying Termination” means:

(i)Participant is discharged by Olin, upon or within two years following a Change in Control, other than for cause and other than due to Participant’s death or disability (which will be deemed to occur if Participant becomes eligible to commence immediate receipt of disability benefits under the terms of Olin’s long-term disability plan); or

(ii)A Good Reason Event occurs upon or within two years following a Change in Control and (A) within 90 days following the occurrence of the Good Reason Event, Participant provides written notice to Olin of the occurrence of such Good Reason Event, which notice sets forth the exact nature of the event and the conduct required to cure such event, and (B) Olin does not cure such Good Reason Event within 30 days after its receipt of such notice; provided that such 30-day period to cure shall terminate in the event that Olin informs Participant that it does not intend to cure such event (such period, whether 30 days or less, the “Cure Period”), and (C) Participant terminates employment as a result of such Good Reason Event during the 45 day period that follows the Cure Period.

(dd)“Released Securities” means securities that were Restricted Securities with respect to which all applicable restrictions imposed under the terms of the relevant Award have expired, lapsed or been waived or satisfied.

(ee)“Reorganization” means a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (i) Olin or (ii) any of its subsidiaries pursuant to which, in the case of this clause (ii), Olin Voting Securities are issued or issuable.

(ff)“Restricted Securities” means Awards of Restricted Stock or other Awards under which outstanding Shares are held subject to certain restrictions.

(gg)“Restricted Stock” means any grant of Shares subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals related to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.

(hh)“Restricted Stock Unit” means the grant of a contractual right to receive a stated number of Shares in the future, or, if provided by the Committee on the Grant Date, cash equal to the Fair Market Value of such Shares, under the Plan at the end of a specified period of time or upon the occurrence of a specified event.

(ii)“Retirement” refers to retirement (including any early retirement) pursuant to any applicable retirement plan of Olin or of an Affiliate as provided under such retirement plan and which retirement was not caused by the Participant being terminated for cause by Olin or any Affiliate.

(jj)“Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act.

(kk)“Sale” (when the term is capitalized) means the sale or other disposition of all or substantially all of the assets of Olin to an entity that is not an Affiliate of Olin.

(ll)“Shares” means the common stock of Olin and such other securities or property as may become the subject of Awards pursuant to an adjustment made under Section 4(b) of the Plan.

(mm)“Stock Appreciation Right” or “SAR” means any such right granted under Section 6(b) of the Plan.

(nn) “Surviving Entity” has the meaning set forth under the definition of Change in Control.

Section 3. Administration.

(a)Powers of Committee. The Plan shall be administered by the Committee which shall have full and exclusive discretionary power to interpret the terms and conditions of the Plan and any Award Agreement or other agreement or document ancillary to or in connection with the Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments and guidelines for administering this Plan as the Committee may deem necessary or proper. Without limiting such authority, the Committee may: (i) designate Participants; (ii) determine the Awards to be granted to Participants; (iii) determine the number of Shares (or securities convertible into Shares) to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards, or other property, or canceled, substituted, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, substituted, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and guidelines and appoint such agents as it shall deem appropriate for the administration of the Plan; and (ix) make any other determination and take any other action that it deems necessary or desirable for such administration.

(b)Committee Discretion. All designations, determinations, interpretations and other decisions with respect to the Plan or any Award shall be within the sole discretion of the Committee and shall be final, conclusive and binding upon all Persons, including Olin, any Affiliate, any Participants, any holder or beneficiary of any Award, any shareholder and any Employee of Olin or of any Affiliate. The Committee’s powers include the adoption of modifications, amendments, procedures, subplans and the like as are necessary or desirable to comply with, or to take account of, provisions of the laws of other countries in which Olin or an Affiliate may operate in order to assure the viability of Awards granted under the Plan and to enable Participants employed in such other countries to receive benefits under the Plan and such laws.

(c)Board Authority. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

(d)Delegation. Notwithstanding any provision of the Plan to the contrary, except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate to one or more officers or managers of Olin or any Affiliate, or a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify, waive rights or conditions with respect to, alter, discontinue, suspend, or terminate Awards held by, Employees who are not officers or directors of Olin for purposes of Section 16 of the Exchange Act, provided that no such action shall result in repricing of Options prohibited by Section 3(e).

(e)Prohibition on Option Repricing. Except in connection with a corporate transaction involving Olin (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Option or SAR without shareholder approval. Any such adjustment shall be made in accordance with Treasury Regulation Section 1.409A-1(b)(5)(v).

Section 4. Shares Available for Awards.

(a)Shares Available. Subject to adjustment as provided in Section 4(b) of the Plan, the aggregate number of Shares available for granting Awards under the Plan shall be 2,750,000.

(b)Adjustments. In the event of any change in the Shares by reason of an event or transaction described in Section 3(e) of the Plan, (i) the numbers, class and prices of Shares covered by outstanding Awards under the Plan, (ii) the aggregate number and class of Shares available under the Plan, and (iii) the numbers and class of Shares that may be the subject of Awards pursuant to Section 4(c), shall be adjusted by the Committee, whose determination shall be conclusive.

(i)Without limiting the foregoing, in the event of any split-up, split-off, spin-off or other distribution to shareholders of shares representing a part of Olin’s business, properties and assets, the Committee may modify an outstanding Award so that such Award shall thereafter relate to Shares of Olin and shares of capital stock of the corporation owning the business, properties and assets so split-up, split-off, spun-off or otherwise distributed to shareholders of Olin in the same ratio in which holders of the Shares became entitled to receive shares of capital stock of the corporation owning the business, properties and assets so split-up, split-off or spun-off or otherwise distributed.

(ii)With respect to Awards of Incentive Stock Options, no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422 of the Code or any successor provision thereto, unless the holder of such Award of Incentive Stock Options agrees to convert such options to Non-qualified Stock Options.

(iii)Notwithstanding the foregoing, a Participant to whom Dividend Equivalents or dividend units have been awarded shall not be entitled to receive a special or extraordinary dividend or distribution unless the Committee shall have expressly authorized such receipt.

(c)Additional Restrictions. Subject to adjustment as provided in Section 4(b), the maximum number of Shares subject to various types of Awards under the Plan shall be as set forth below:

Maximum Number of Shares Subject to:	Maximum Number of Shares
Total Incentive Stock Options	2,750,000
All Restricted Stock, Restricted Stock Units, Performance Shares and Other “full value” Stock-Based Awards granted	2,750,000
Options granted to a single Participant in any calendar year	1,000,000
SARs granted to a single Participant in any calendar year	750,000
Restricted Stock and Restricted Stock Units granted to a single Participant in any calendar year	750,000
Performance Shares granted to a single Participant in any calendar year	750,000
Other Stock-Based Awards granted to a single Participant in any calendar year	750,000

(d)No Recycling of Shares. Except for cancelled or forfeited Shares and Shares settled in cash for Awards from the Plan, the Plan is intended to restrict the “recycling” of Shares back into the Plan. The full number of Shares underlying an Award (other than Awards payable, by their terms, only in cash) shall count against the numerical limits of the Plan. Shares exchanged or withheld to pay the purchase or exercise price of an Award or to satisfy tax withholding obligations count against the numerical limits of the Plan.

Section 5. Eligibility.

Any Employee, including any officer or Employee-director, shall be eligible to be designated a Participant, subject to any restrictions imposed by applicable law. An Award may be granted to an Employee prior to the date the Employee first performs services for Olin or the Affiliate, provided that such Awards shall not become vested prior to the date the Employee first performs such services.

Section 6. Awards.

a.Options. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine:

i.Exercise Price. The per Share exercise price shall be determined by the Committee, provided that such exercise price shall not be less than the Fair Market Value of a Share on the date of the Option grant.

ii.Option Term. The term of each Option shall be fixed by the Committee, provided that in no event shall the term of an Option be more than a period of ten years from the date of its grant.

iii.Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms in which payment of the exercise price with respect thereto may be made, provided that Options shall become vested and exercisable no earlier than one (1) year after the date of grant.

iv.Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. Without limiting the preceding sentence, the aggregate Fair Market Value (determined at the time an Option is granted) of Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under the Plan and any other plan of the Participant’s employer corporation and its parent and subsidiary corporations providing for Options) shall not exceed such dollar limitation as shall be applicable to Incentive Stock Options under Section 422 of the Code or a successor provision.

v.Termination of Employment Without Cause/With Olin Consent. Unless otherwise specified in the applicable Award Agreement or policies adopted by the Compensation Committee, in the event the employment of a Participant to whom an Option has been granted under the Plan shall be terminated by Olin or an Affiliate without cause or by the Participant with the consent of Olin or an Affiliate, such Option may be exercised (to the extent of the number of shares that the Participant was entitled to purchase under such Option at the termination of employment) at any time within three months after such termination (which three-month period may be extended by the Committee), but in no event shall such three-month period or any such extension permit the exercise of an Option after the expiration date of the Option. Options granted under the Plan shall not be affected by any change of duties or position so long as the Participant continues to be an Employee.

vi.Termination for Cause or Without Consent. Unless otherwise specified in the applicable Award Agreement or policies adopted by the Compensation Committee, upon termination of such Participant’s employment either (a) for cause, or (b) voluntarily on the part of the Participant and without the written consent of Olin or an Affiliate, any Awards held by him or her under the Plan, to the extent not exercised or paid, shall terminate immediately.

vii.Termination due to Retirement. Unless otherwise specified in the applicable Award Agreement or policies adopted by the Compensation Committee, in the event the employment of a Participant to whom an Option has been granted under the Plan shall be terminated due to Retirement, such Option may be exercised (to the extent of the number of shares that the Participant was entitled to purchase under such Option at the termination of employment) at any time until the expiration date of the Option; provided, however, that such exercise period may be shortened by the Committee in its discretion at the time of termination.

viii.Death. Unless otherwise specified in the applicable Award Agreement or policies adopted by the Compensation Committee, if a Participant to whom an Option has been granted shall die while an Employee, such Option may be exercised by the Participant’s executors, administrators, personal representatives or distributees or permitted transferees at any time within a period of one year after the Participant’s death (which period may be extended by the Committee), regardless of whether or not such Option had vested at the time of death. If a Participant to whom an Option has been granted shall die after his or her employment has terminated but while the Option remains exercisable, the Option may be exercised by the persons described above at any time within the longer of (a) the period that the Participant could have exercised the Option had he or she not died, or (b) one year after the date of death (which period may be extended by the Committee), but only to the extent the Option was exercisable at the time of the Participant’s death.

ix.Disability. Unless otherwise specified in the applicable Award Agreement or policies adopted by the Compensation Committee, if a Participant to whom an Option has been granted shall become totally and permanently disabled, as that term is defined in Section 22(e)(3) of the Code (or a successor provision), and the Participant’s employment is terminated as a result, such option may be exercised by the Participant or permitted transferee within one year after the date of termination of employment, to the extent that the Option was exercisable at the time of termination of employment.

b.Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights to Participants which may, but need not, relate to a specific Option granted under the Plan. Subject to the terms of the Plan and any applicable Award Agreement, each Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, up to the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the exercise price of the right as specified by the Committee, which shall not be less than the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the exercise price, term, methods of exercise, methods of payment or settlement, including whether such SAR shall be paid in cash or Shares, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee, provided that SARs granted to a Participant shall become vested and exercisable no earlier than one (1) year after the grant, and in no event shall the term of a Stock Appreciation Right exceed a period of ten years from the date of its grant.

c.Other Awards.

i.Issuance. The Committee is authorized to grant Awards of Restricted Stock, Restricted Stock Units and Performance Shares to Participants. The Committee may make such Other Stock-Based Awards in such amounts and subject to such terms and conditions, as the Committee shall determine, provided that no such Award shall become vested and exercisable earlier than one (1) year after grant. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

ii.Dividends and Dividend Equivalents. An Award (other than unvested Options or Stock Appreciation Rights) may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Shares subject to the Award (both before and after the Shares subject to the Award are earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Shares as determined by the Committee; provided, however, that no dividend payments or dividend equivalent payments shall be provided, permitted or credited to the extent that such payments would cause a Performance Share, Restricted Stock Unit or Stock Appreciation Right to be subject to Code Section 409A. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in Shares, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Share equivalents.

iii.Restrictions. Any such Award shall be subject to such conditions, restrictions and contingencies as the Committee may impose (including, without limitation, any limitation on the right to vote Restricted Stock or the right to receive any dividend or other right or property), which may lapse separately or in combination at such time or times, as the Committee may deem appropriate, provided that in order for a Participant to vest in Awards of Restricted Stock or Restricted Stock

Units, the Participant must remain in the employ of Olin or an Affiliate for a period of not less than one (1) year after the grant of Restricted Stock or Restricted Stock Units that includes one or more performance criteria, and not less than three (3) years after the grant of Restricted Stock or Restricted Stock Units that does not include one or more performance criteria, in each case subject to Section 9 hereof and subject to relief for specified reasons as may be approved by the Committee.

iv.Forfeiture. Except as otherwise determined by the Committee or as specified in the relevant Award Agreement, upon termination of employment for any reason during the applicable restriction period, all Shares of Restricted Stock still subject to restriction shall be forfeited and reacquired by Olin.

d.Forms of Payment Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments to be made by Olin or an Affiliate upon the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards, or other property or any combination thereof, and may be made in a single payment or transfer, in each case in accordance with rules and procedures established by the Committee and in accordance with Code Section 409A to the extent applicable. Notwithstanding the foregoing, the payment of the exercise price of an Option shall be subject to the following:

i.Subject to the following provisions of this subsection the full exercise price for Shares purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described below, payment may be made as soon as practicable after the exercise).

ii.The exercise price shall be payable in cash or by tendering, by either actual delivery of Shares or by attestation, Shares acceptable to the Committee, which Shares were either acquired at least six months before the exercise date or purchased on the open market, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

iii.The Committee may permit a Participant to elect to pay the exercise price upon the exercise of an Option by irrevocably authorizing a third party to sell Shares (or a sufficient portion of the Shares) acquired upon exercise of an Option and remit to Olin a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise.

e.Limits on Transfer of Awards. No Award (other than Released Securities) or right thereunder shall be assignable or transferable by a Participant, other than:

i.by will or the laws of descent and distribution (or, in the case of an Award of Restricted Securities, to Olin); or

ii.in the case of Awards other than Incentive Stock Options, to the extent permitted under the terms of the Award, by a gift or domestic relations order to any Family Member, to a trust in which the Participant and/or his or her Family Members hold more than 50% of the beneficial interest, to a foundation in which the Participant and/or Family Members control the management of assets, and any other entity in which the Participant and/or his or her Family Members own more than 50% of the voting interests.

For purposes of this provision, a transfer to an entity in exchange for an interest in that entity shall constitute a gift.

f.General.

i.No Cash Consideration for Awards. Participants shall not be required to make any cash payment for the granting of an Award except for such minimum consideration as may be required by applicable law.

ii.Awards May Be Granted Separately or Together. Awards may be granted either alone or in addition to, in tandem with, or in substitution for any other Award or any award or benefit granted under any other plan or arrangement of Olin or any Affiliate, or as payment for or to assure payment of an award or benefit granted under any such other such plan or arrangement, provided that the purchase or exercise price under an Option or other Award encompassing the right to purchase Shares shall not be reduced by the cancellation of such Award and the substitution of another Award. Awards so granted may be granted either at the same time as or at a different time from the grant of such other Awards or awards or benefits.

iii.General Restrictions. Delivery of Shares or other amounts under the Plan shall be subject to the following:

(A)Notwithstanding any other provision of the Plan, Olin shall have no liability to deliver any Shares under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(B)To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of Shares the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

iv.Beneficiary. A Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries with respect to any Award to exercise the rights of the Participant, and to receive any property distributable, upon the death of the Participant. Each Award, and each right under any Award, shall be exercisable, during the Participant’s lifetime, only by the Participant or a permitted transferee, or, if permissible under applicable law by the Participant’s guardian or legal representative.

v.No Lien or Security Interest. No Award (other than Released Securities), and no right under any such Award, may be pledged, attached or otherwise encumbered other than in favor of Olin, and any purported pledge, attachment, or encumbrance thereof other than in favor of Olin shall be void and unenforceable against Olin or any Affiliate.

vi.No Rights to Awards. No Employee, Participant or other Person shall have any claim to be granted an Award, and there is no obligation for uniformity of treatment of Employees, Participants or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument accepting the Award required by the Committee and delivered a fully executed copy thereof to Olin, and otherwise complied with the then applicable terms and conditions.

vii.Withholding. All distributions under the Plan are subject to withholding of all applicable taxes, and, except as otherwise provided by the Committee, the delivery of any Shares or other benefits under the Plan to a Participant are conditioned on satisfaction of the applicable withholding requirements. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by having Olin withhold Shares having a Fair Market Value on the date the tax is to be determined (A) subject to the approval of the Committee, equal to the minimum statutory total tax that could be imposed on the transaction, or (B) solely to the extent authorized by the Committee in advance, at a higher rate up to the maximum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

viii.Other Compensation Arrangements. Nothing contained in the Plan shall prevent Olin or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

ix.No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of Olin or any Affiliate. Nothing in the Plan or any Award Agreement shall limit the right of Olin or an Affiliate at any time to dismiss a Participant from employment, free from any liability or any claim under the Plan or the Award Agreement.

x.Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Missouri, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan or any Award Agreement to the substantive law of another jurisdiction.

xi.Severability. If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable, or as to any Person or Award, or would disqualify the Plan or any Award, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such Person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

xii.No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between Olin or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from Olin or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of Olin or any Affiliate.

xiii.No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

xiv.Share Certificates. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

xv.Award Agreement. The terms of any plan or guideline adopted by the Committee and applicable to an Award shall be deemed incorporated in and a part of the related Award Agreement. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the Participant’s acceptance of, or actions under, an Award Agreement. In the event of any inconsistency or conflict between the terms of the Plan and an Award Agreement, the terms of the Plan shall govern.

xvi.Olin Policies. All Awards shall be subject to any “clawback,” compensation recoupment or similar policy of Olin applicable to such Award, regardless of when such policy is adopted.

g.Agreement to Service. Each Participant receiving an Award shall, by accepting the Award, agree that he or she will, during employment, devote his or her entire time, energy and skill to the service of Olin and the promotion of its interests, subject to vacations, sick leave and other absences in accordance with the regular policies of, or other reasons satisfactory to, Olin and its Affiliates.

h.Exception to One-Year Vesting and Performance Period. Notwithstanding anything in this Plan to the contrary, Awards for an aggregate number of Shares not to exceed 5% of the total number of shares available for issuance under this Plan may vest or become exercisable in less than one (1) year after the date of grant, including immediate vesting.

Section 7. Amendment and Termination.

a.Amendments to the Plan. The Committee may amend, suspend, discontinue or terminate the Plan, including, without limitation, any amendment, suspension, discontinuation or termination that would impair the rights of any Participant, or any other holder or beneficiary of any Award theretofore granted, without the consent of any shareholder, Participant, other holder or beneficiary of an Award, or other Person; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the shareholders of Olin, no such amendment, suspension, discontinuation or termination shall be made that would:

i.increase the total number of Shares available for Awards under the Plan or the total number of Shares subject to one or more categories of Awards pursuant to Section 4(c), in either case except as provided in Section 4(b);

ii.reduce the minimum Option exercise price, except as provided in Section 4(b); or

iii.permit repricing of Options prohibited by Section 3(e); and

provided further that no amendment, suspension, discontinuation or termination (i) that would impair the rights of such Participant, holder or beneficiary shall be made with respect to Section 9 of the Plan after a Change in Control and (ii) may increase the amount of payment of any Award to any Participant.

b.Amendments to Awards. The Committee may waive any conditions or rights with respect to, or amend, alter, suspend, discontinue, or terminate, any unexercised Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award, provided that no amendment, alteration, suspension, discontinuation or termination of an Award that would impair the rights of such Participant, holder or beneficiary shall be made after a Change in Control; provided further that the Committee may not increase the payment of any Award granted any Participant.

c.Adjustments of Awards Upon Certain Acquisitions. In the event Olin or any Affiliate shall assume outstanding employee awards or the right or obligation to make future such awards in connection with the acquisition of another business or another Person, the Committee may make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards as it shall deem appropriate.

d.Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof) affecting Olin, any Affiliate, or the financial statements of Olin or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits to be made available under the Plan.

e.409A Compliance. To the extent any provision of the Plan (or any Award) or action by the Board or Committee would subject any Participant to income inclusion and/or interest or additional taxes under Code Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. It is intended that the Plan (and any Award) will comply with or be exempt from Code Section 409A, and the Plan (and any Award) shall be interpreted and construed on a basis consistent with such intent. The Plan (and any Award) may be amended in any respect deemed necessary (including retroactively) by the Committee in order to preserve compliance with or exemption from Code Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Plan benefits or Awards. A Participant (or beneficiary) is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Participant (or beneficiary) in connection with any Award to such Participant (or beneficiary) under the Plan (including any taxes and penalties under Code Section 409A), and neither Olin nor any Affiliate shall have any obligation to indemnify or otherwise hold a Participant (or beneficiary) harmless from any or all of such taxes or penalties.

Section 8. Additional Conditions to Enjoyment of Awards.

a.The Committee may cancel any unexpired, unpaid or deferred Awards if at any time the Participant is not in compliance with all applicable provisions of the Award Agreement, the Plan and the following conditions:

i.A Participant shall not render services for any Person or engage, directly or indirectly, in any business which, in the judgment of the Committee is or becomes competitive with Olin or any Affiliate, or which is or becomes otherwise prejudicial to or in conflict with the interests of Olin or any Affiliate. Such judgment shall be based on the Participant’s positions and responsibilities while employed by Olin or an Affiliate, the Participant’s post employment responsibilities and position with the other Person or business, the extent of past, current and potential competition or conflict between Olin or an Affiliate and the other Person or business, the effect on customers, suppliers and competitors of the Participant’s assuming the post employment position, the guidelines established in any ethical or business conduct standards of Olin then in effect, and such other considerations as are deemed relevant given the applicable facts and circumstances. The Participant shall be free, however, to purchase as an investment or otherwise, stock or other securities of such Person or business so long as they are listed upon a recognized securities exchange or traded over the counter, and such investment does not represent a substantial investment to the Participant or a greater than 1% equity interest in the organization or business.

ii.Participant shall not, without prior written authorization from Olin, disclose to anyone outside Olin, or use in other than Olin’s business, any secret or confidential information, knowledge or data, relating to the business of Olin or an Affiliate in violation of his or her agreement with Olin or the Affiliate.

iii.A Participant, pursuant to his or her agreement with Olin or an Affiliate, shall disclose promptly and assign to Olin or the Affiliate all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by Olin or the Affiliate, relating in any manner to the actual or anticipated business, research or development work of Olin or the Affiliate and shall do anything reasonably necessary to enable Olin or the Affiliate to secure a patent where appropriate in the United States and in foreign countries.

b.Notwithstanding any other provision of the Plan, the Committee in its sole discretion may cancel any Award at any time prior to the exercise thereof, if the employment of the Participant shall be terminated, other than by reason of death, unless the conditions in this Section 8 are met.

c.Failure to comply with the conditions of this Section 8 prior to, or during the six months after, any exercise, payment or delivery pursuant to an Award shall cause the exercise, payment or delivery to be rescinded. Olin shall notify the Participant in writing of any such rescission within two years after such exercise payment or delivery and within 10 days after receiving such notice, the Participant shall pay to Olin the amount of any gain realized or payment received as a result of the exercise, payment or delivery rescinded. Such payment shall be made either in cash or by returning to Olin the number of Shares that the Participant received in connection with the rescinded exercise, payment or delivery.

d.Upon exercise, payment or delivery pursuant to an Award, the Committee may require the Participant to acknowledge the terms and conditions of the Plan and to certify on a form acceptable to the Committee, that he or she is in compliance with the terms and conditions of the Plan.

e.Nothing herein shall be interpreted to limit the obligations of a Participant under his or her employment agreement or any other agreement with Olin.

Section 9. Change in Control.

a.Notwithstanding any provision to the contrary in this Plan or any applicable Award Agreement and except as otherwise provided in this Section 9, all outstanding Options, Restricted Stock and other equity Awards held by Participant (other than any Performance Shares), regardless of whether granted before, at or after the Change in Control, shall not automatically become fully vested and immediately exercisable and, instead, each such Award shall continue to vest in accordance with its terms following a Change in Control.

b.Except as the Board or the Committee may expressly provide otherwise prior to a Change in Control, in the event of a Qualifying Termination upon or following a Change in Control:

i.all Options and Stock Appreciation Rights then outstanding shall become immediately and fully exercisable, notwithstanding any provision therein for the exercise in installments; and

ii.all restrictions and conditions of all Restricted Stock then outstanding shall be deemed satisfied as of the date of the Qualifying Termination.

Notwithstanding the foregoing sentence, unless provision is made in connection with a Change in Control for (i) assumption of such Awards or (ii) substitution of such Awards for new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares and exercise prices (if applicable) that preserve the material terms and conditions of such Awards as in effect immediately prior to the Change in Control (including, without limitation, with respect to the vesting schedules, the intrinsic value of the Awards as of the Change in Control and transferability of the shares underlying such Awards), all such Awards shall become fully vested and immediately exercisable, as the case may be, as of immediately prior to the Change in Control.

c.Notwithstanding anything in this Plan to the contrary, all Performance Shares held by the Participant on the date of the Change in Control shall become vested and deemed earned or satisfied in full, notwithstanding that the applicable performance cycle, retention cycle or restriction conditions shall not have been completed or met. Such Performance Shares shall be paid, cash units in cash and phantom stock units in the Shares represented thereby or such other securities, property or cash as may be deliverable in respect of Shares as a result of a Change in Control, to the Participant no later than ten (10) business days following such Change in Control.

d.In the event that a Participant participates or agrees to participate by loan or equity investment (other than through ownership of less than 1% of publicly traded securities of another company) in a transaction which would result in an event described in subsections (i) or (ii) of the definition of Change in Control, Participant must promptly disclose such participation or agreement to Olin, and such transaction will not be considered a Change in Control with respect to Participant for purposes of this Plan.

e.Following a Change in Control, no action shall be taken under the Plan that will cause any Award that has previously been determined to be (or is determined to be) subject to Code Section 409A to fail to comply in any respect with Code Section 409A without the written consent of Participant.

Section 10. Effective Date and Term.

The Plan shall be effective as of the Effective Date and shall be unlimited in duration. In the event of a Plan termination, the Plan shall remain in effect as long as any Awards under it are outstanding; provided; however, that, to the extent required by the Code, no Incentive Stock Option may be granted under the Plan on a date that is more than ten years from the Effective Date.